Exhibit 107
Calculation of Filing Fee Table
424(b)(5)
(Form Type)
Dominion Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	457(r)	$1,200,000,000	100%	$1,200,000,000	0.00015310	$183,720

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$1,200,000,000		$183,720

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$183,720
Offering Note
This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of
Filing
Fee Table” in the Company’s Registration Statement on Form S-3 (File No. 333-269879) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.